Exhibit 10(n)


                  August 9, 1994 Amendment to
       Enhanced Authorized Distribution Agency Agreement
                  Dated as November 16, 1993


 1. The phrase "Capital Equipment" shall be deleted and replaced with "Equipment" in Section 1 (5) and in the first sentence of Section 6(A).

 2. Add the following after the first sentence in Section 6(A), "Any additional charges or fees stated as a percentage negotiated or agreed to by a Designated VHA Member or Affiliate shall be calculated as a percent of Cost, exclusive of other Cost plus charges."

 3. The following shall be added to Schedule 8: "Credit for prepay shall be a percent of the amount on deposit with ADA, not the amount of the invoice."

 4.    The following revisions shall be made to Schedule 6:

       (a) The second sentence of the double-asterisked paragraph shall be amended to read: "There is a 6 month grace period on the Electronic Order Entry Requirement; that requirement will be effective July 1, 1994.

       (b)   The following shall be added to Schedule 6:
             "Note: Any additional charges or fees stated as a percentage negotiated or agreed to by a designated VHA member or affiliate shall be calculated as a percent of Cost, exclusive of other Cost plus charges."

 5.    The following shall be added to Schedule 15: "Note:
       Any additional charges or fees stated as a percentage negotiated or agreed to by a designated VHA member or affiliate shall be calculated as a percent of Cost, exclusive of other Cost plus charges."


                September 15, 1994 Amendment to
       Enhanced Authorized Distribution Agency Agreement
                  Dated as November 16, 1993


 Page 17           Section 6 Letter A      Annual Price
                                           Matrix Slotting

 Change:  "On or before January 1 of each year after 1994
 during the term of this Agreement", to "On or before April 1 of each year after 1994 during the term of this Agreement".









                November 15, 1994 Amendment to
       Enhanced Authorized Distribution Agency Agreement
                  Dated as November 16, 1993


 Add to the end of the first sentence of Section 3 (F)(2), the following:

       ", from any vendor which meets industry standards of GMP and has credit worthiness comparable to other vendors with which the aDA does business where the VHA Members or Affiliates usage will meet the demand levels described in Section 3(F)(3)."

 In the first sentence of Section 3 (F)(3), delete "$100..." through the end of the sentence and replace with the following: "$500 per quarter and three transactions per month." Insert in next to last sentence after the words "usage estimate" the following: "in excess of $500 per quarter".

 Schedule 9 Return Goods Policy

       The follwing shall be added to the Return Goods
       Policy:

       "No hazardous materials will be accepted for return with the exception of shipping errors and defective merchandise. Opened, leaking or damaged containers cannot be returned to the ADA, but should be disposed of in accordance with applicable laws and regulations. To obtain proper credit, contact your ADA Customer Service Representative. Return shipments of hazardous materials must be packed, marked, labeled and shipped in accordance with DOT regulations governing the transportation of hazardous materials.